Exhibit 99.1

Applied Materials Reaches Resolution with the U.S. Department of Commerce

SANTA CLARA, Calif., Feb. 11, 2026 – Applied Materials, Inc. today announced that it has reached a settlement agreement with the U.S. Department of Commerce, Bureau of Industry and Security (BIS). The settlement resolves BIS’s allegations that certain customer shipments to China between Nov. 2020 and July 2022 did not comply with the U.S. Export Administration Regulations, based on the company’s misunderstanding of the applicability of those regulations. Under the terms of the settlement, Applied has agreed to pay $252.5 million to the Department of Commerce. In addition, the U.S. Department of Justice and the U.S. Securities and Exchange Commission (SEC) have notified Applied that they have closed their related investigations without action.

Applied Materials is pleased that the Department of Justice and SEC have closed their respective reviews, and that a civil settlement has been reached with the Department of Commerce, concluding the U.S. government’s review. Applied believes that resolving this matter is in the best interest of the company, its customers, employees and shareholders. Integrity and compliance are core to how Applied operates, and the company remains fully committed to maintaining strong export-control and trade-compliance practices across its global operations. With this matter closed, Applied is focused on executing our technology roadmap and supporting the accelerating demand for next-generation semiconductor innovation.

Forward-Looking Statements
This press release contains forward-looking statements, including those regarding the company’s business and growth strategies, industry outlooks, expected benefits of the settlement with BIS and the effectiveness of the company’s compliance programs. These statements and their underlying assumptions are subject to risks and uncertainties and are not guarantees of future performance. Factors that could cause actual results to differ materially from those expressed or implied by such statements include the risks and uncertainties described in Applied’s most recent Form 10-K and other Securities and Exchange Commission filings. All forward-looking statements are based on management’s current estimates, projections and assumptions, and Applied assumes no obligation to update them.

About Applied Materials
Applied Materials, Inc. (Nasdaq: AMAT) is the leader in materials engineering solutions that are at the foundation of virtually every new semiconductor and advanced display in the world. The technology we create is essential to advancing AI and accelerating the commercialization of next-generation chips. At Applied, we push the boundaries of science and engineering to deliver material innovation that changes the world. Learn more at www.appliedmaterials.com.

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Mike Sullivan (financial community) 408.986.7977